Exhibit 99.1

PRESS RELEASE

For release: October 21, 2025

Global Indemnity Group, LLC Announces Transfer to Nasdaq Stock Exchange

Wilmington, Delaware – October 21, 2025 – Global Indemnity Group, LLC (NYSE: GBLI) (“Global Indemnity” or the “Company”) today announced that it will transfer the listing of its Class A Common Shares from the New York Stock Exchange to the Nasdaq Global Select Market (“Nasdaq”), effective after the market closes on November 3, 2025. The Company’s shares are expected to begin trading on Nasdaq under the existing ticker symbol “GBLI” on November 4, 2025.

“Global Indemnity’s transition to Nasdaq underscores our commitment to advanced technology, business innovation, underwriting excellence, and dynamic growth,” said Saul Fox, Chairman of Global Indemnity. “This milestone also reflects our 2025 strategic reorganization into two independent operating divisions:

“First, newly christened Katalyx Holdings, which houses our Penn-America managing general agency, Valyn Re - our newly organized reinsurance managing general agency, our Vacant Express and Collectibles managing general agencies, Kaleidoscope Insurance Technologies - our developer of proprietary underwriting and policy systems supporting Katalyx’s agencies and broader digital initiatives, Sayata – our proprietary AI-enabled insurance marketplace, and Liberty Insurance Adjustment Agency - our provider of claims evaluation, adjustment, and related services; and

“Second, Belmont Holdings GX, which houses our five statutory insurance carriers, each rated “A” (Excellent) by AM Best.”

About Global Indemnity Group, LLC and Its Subsidiaries

Global Indemnity Group, LLC (NYSE: GBLI) is a publicly traded holding company with a diversified portfolio of property and casualty insurance-related entities.

Katalyx Holdings LLC includes:

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Four managing general agencies focused on sourcing, underwriting, and servicing primary and reinsurance business: Penn-America Insurance Services, LLC; Valyn Re LLC; J.H. Ferguson & Associates, LLC (including Vacant Express); and Collectibles Insurance Services, LLC.

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Three specialized insurance product and service entities: Kaleidoscope Insurance Technologies, Inc., a developer of proprietary underwriting and policy systems supporting Katalyx’s MGAs and broader digital initiatives; Sayata, an AI-enabled insurance marketplace; and Liberty Insurance Adjustment Agency, Inc., a provider of claims evaluation, adjustment, and related services.

Belmont Holdings GX, Inc. includes:

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Five statutory insurance carriers, each rated “A” (Excellent) by AM Best: Penn-America Insurance Company, United National Insurance Company, Penn-Patriot Insurance Company, Diamond State Insurance Company, and Penn-Star Insurance Company.

For More Information

KCSA Strategic Communications

Scott Eckstein / Patrick Federle

GBLI@kcsa.com

(212) 896-1210

www.gbli.com

Forward-Looking Statements

The forward-looking statements in this press release are made pursuant to the “safe harbor” provisions of Section 21E of the Securities Exchange Act of 1934 and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in such statements. These statements are based on management’s current expectations and information available as of the date of this release.

Factors that could cause actual results to differ include, among others, risks related to the timing and execution of the exchange transfer, potential market disruptions affecting trading of Global Indemnity’s Class A Common Shares, and other operational or strategic risks. Additional details regarding these and other risks can be found in the Company’s filings with the Securities and Exchange Commission. Global Indemnity undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances.